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                              EXHIBIT 11
                 MEDIQ INCORPORATED AND SUBSIDIARIES
                 Computation of Net Income Per Share
               (in thousands, except per share amounts)
                             (Unaudited)
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
                                                       Three Months Ended
                                                           December 31,
                                                       1993          1992

Computation of Primary Earnings Per Share:

Net Income (Loss)                                    $(1,262)     $ 1,914
Weighted average of primary shares:
    Common stock                                      17,408       16,945
    Preferred stock                                    6,456        7,753
    Assumed conversion of options                        444          631
    Total                                             24,308       24,329

Primary Earnings (Loss) Per Share                    $  (.05)     $   .08

Computation of Fully Diluted Earnings Per Share (1)

Net Income (Loss)                                    $(1,262)     $ 1,914
Interest and amortization of
   deferred costs on convertible
   debentures - net of tax                               690          690

   Total                                             $  (572)     $ 2,604

Weighted average of fully diluted shares:
    Common stock                                      17,408       16,945
    Preferred stock                                    6,456        6,753
    Assumed conversion of options                        444          741
    Assumed conversion of convertible                  6,379        6,380
      debentures
    Total                                             30,687       30,819

Fully Diluted Earnings Per Share                     $  (.02)     $   .08
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(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB opinion No. 15, because it is anti-dilutive or results in dilution of less than 3%.